UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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RH

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15 Koch Road, Suite K

Corte Madera, California 94925

July 16, 2018

Dear Stockholder,

We are writing today to ask for your support for the agenda items on RH’s 2018 Annual Meeting of Stockholders ballot. In particular, we are asking you to vote “FOR” Proposal 2: Advisory vote to approve named executive officer compensation (“Say-on-Pay”), as recommended by the Board of Directors.

We are aware of the “AGAINST” vote recommendation for our Say-on-Pay proposal from two proxy advisory firms this year and we strongly disagree with their conclusions for the reasons provided in our proxy statement and as set forth below.

Conclusions Reached by Proxy Advisory Firms are Overly Formulaic

The recommendations of ISS and Glass Lewis against our Say-on-Pay proposal appear to be based in large part on their respective assessments of our fiscal 2017 multi-year equity award to Gary Friedman, our Chairman and Chief Executive Officer. We believe that the positions taken by the proxy advisory firms require a response from RH if only to clarify the record for the benefit of investors. We believe that CEO compensation is nuanced and that creating the right equity construct for the CEO of a growth business should not be a formulaic exercise. As described in the proxy statement, RH undertook a thorough and extensive process in structuring the 2017 equity award for Mr. Friedman based on the overall business context and circumstances at the time in order to find the right incentive structure to help drive returns for investors. In particular, the compensation committee of the Board of Directors determined that the 2017 equity award to Mr. Friedman would be a multi-year equity award with performance conditions tied to stock price performance, which the committee determined to be a transparent and accessible measure of overall value that aligns Mr. Friedman’s compensation with returns experienced by investors.

The proxy advisory firms raise several highly technical objections including (i) the fact that a single performance metric was used (stock price performance), (ii) stock price is not the best performance metric in the view of these proxy advisory firms (one stated concern being that an executive may drive strong operational and financial results but the stock price may languish due to market or other factors), (iii) that the proxy statement provides insufficient explanation of how selecting stock price as the chosen performance metric is linked to the overall business strategy of RH, and (iv) the statement by the compensation committee that they do not expect to grant additional equity awards to Mr. Friedman during the four year service period of the new award is insufficiently binding on the compensation committee and the Board of Directors so as to tie their hands in all circumstances in the future.

RH believes that it is helpful to summarize its position on the areas of concern that have been identified by the proxy advisory firms:

1.	The Company is pursuing a number of business initiatives as it improves and optimizes its operating model. While the Company has been achieving considerable success with these efforts, they do not lend themselves easily to financial operating metrics that would apply consistently over a four year time period. The compensation committee gave consideration to a range of different potential performance metrics in connection with the equity award to Mr. Friedman, but concluded that stock price performance was far and away the best performance measure for RH at this time. The compensation committee also concluded that including other performance metrics in addition to stock price could overly complicate the incentive structure of the equity award and might lead to unintended outcomes when measured over a four year time period given the large number of different business initiatives underway at the Company that may have an impact on different financial metrics. Accordingly, the compensation committee determined that a single metric of performance over a four year time period was the best structure for the 2017 CEO equity award.

2.	The compensation committee strongly believes that stock price is the best performance metric given that it is tied directly to the financial interests of stockholders. Stock price has the advantage of flexibility in that the Company may achieve improvements in its business and operations through a range of different initiatives that ultimately translate into improvements in its stock price. In addition, stock price is a very transparent metric that is easily tracked by investors. Finally, in the case of RH’s dynamic business model, alternative performance metrics could create a risk of focusing the CEO’s incentives around a single inflexible financial metric over a four year time period that might be inconsistent with the pursuit of other rewarding business initiatives.

3.	In light of our investors’ primary interest in sustained stock price appreciation, we believe that the award in question inextricably aligns the financial interests of our CEO with positive outcomes for our investors. The performance conditions on shares underlying the stock options ensure that the CEO’s financial gains are conditioned on sustained long-term (4 year) stock price appreciation at rates (ranging from 100%+ to 200%+) rarely required in observed US public company equity grant practices. These restrictions are complemented by the fact that our CEO has sold only a small portion of his equity holdings in RH since the initial public offering. As such, we fail to understand how the CEO’s equity award does not meet the expectations of investors regarding pay-for-performance incentives.

The compensation committee believes that stock price performance is a particularly good performance metric for RH and superior to other alternatives for the reasons outlined in the proxy statement as well as those set forth above. Increasing stockholder value is an overriding objective of the Company’s overall business strategy. The Company is pursuing a range of different financial and operational initiatives as it grows its business and refines its operating model. The compensation committee believes these objectives are achieving substantial success but reached the conclusion that stock price performance was the best performance metric to adopt for a CEO equity award at this time in view of the complexity of many of the other initiatives that the Company is pursuing and the fact that some of the Company’s business initiatives do not easily translate into a financial metric that is transparent and flexible in the way that stock price performance is.

4.	Based upon feedback from investors, RH also provided disclosure in the proxy statement that the 2017 equity award is intended to serve as a multi-year award and that it is not expected that the compensation committee would grant annual refresh equity awards to Mr. Friedman until the end of the four-year service period. The compensation committee’s intent on this issue is consistent with the path that it followed in connection with the grant of the previous multi-year award to Mr. Friedman in 2013. In particular, the compensation committee did not provide further equity grants to Mr. Friedman subsequent to the 2013 grant until four years later when the new multi-year award was granted to Mr. Friedman in 2017. The compensation committee is expressing its intent not to issue additional equity awards to Mr. Friedman during the four-year term of the 2017 award under current and foreseeable circumstances. The compensation committee is not inclined to tie its hands against all future facts and circumstances nor does it believe that it would be customary for a Board committee to act in such a manner consistent with its fiduciary duties.

Process of Determining the Equity Award to Mr. Friedman

The compensation committee undertook a lengthy and thorough review process prior to the approval of the 2017 equity award to Mr. Friedman and solicited significant input and advice from a number of independent compensation consultants as part of its review of the right equity award structure for the CEO. During the process of discussions with Mr. Friedman concerning the terms of a new multi-year equity award, the compensation committee consulted with and received advice from Willis Towers Watson (during fiscal 2016) and Mercer (during fiscal 2017), each of whom is an independent compensation consultant, and the compensation committee also received advice and guidance from independent legal counsel in connection with setting the terms and conditions of the 2017 equity award.

The compensation committee also considered feedback from the stockholder outreach campaigns conducted by RH regarding the structuring and disclosure of equity awards. In particular, the compensation committee incorporated into the structure of the 2017 equity award investor feedback that sought performance metrics as a key component of any new equity award to Mr. Friedman. As noted above as well as in the proxy statement, the primary performance measure that the committee focused on for the 2017 equity award was stock price performance, which the committee determined to be a transparent and accessible measure of overall value that is easily understood by the Company’s stockholders and aligns Mr. Friedman’s compensation with returns experienced by investors.

RH Performance

The stock price performance targets in Mr. Friedman’s equity award were set at $100, $125 and $150 per share, which figures were substantially higher than the market price for the common stock on the date of the grant. The stock price on the date of grant was below $50 per share and had been trading below this price for a sustained period of time prior to the date the grant was made. The stock price targets of $100, $125 and $150 per share are measured over a minimum four year time period from the date of grant and represent premiums to the grant-date stock price of 105.7%, 157.1% and 208.5%, respectively.

Since the date of the equity award to Mr. Friedman, the financial and operational performance of RH has steadily improved and the stock price has appreciated. At the time of the award to Mr. Friedman, our common stock was trading at a price below $50 per share. By the end of fiscal 2017, our stock price had appreciated to approximately $80 per share. In fiscal 2018, the strong performance of our stock has continued and recently the stock has traded at prices above $130 per share.

We continue to believe that our executive compensation program, including the compensation of our CEO, is clearly structured to reflect the best interest of stockholders and that if we continue to drive improving operational and financial performance investors will be rewarded by stock price appreciation. We believe that our extensive and deliberate analysis of our compensation structure, philosophy and performance is working well and that it would be inadvisable for investors to rely on the recommendations of these advisory firms without performing their own analysis of the issues.